Exhibit 99

For release: March 15, 2007

Contact: Gerald Coggin, Sr. VP of Corporate Relations

Phone: (615) 890-2020

NHC Reports 28.3% Increase in Net Income

MURFREESBORO, Tenn. -- National HealthCare Corporation (AMEX: NHC), a 35 year-old publicly traded long-term health care company, today announced after tax earnings for the year ended Dec. 31, 2006 of $36,740,000 or $2.99 per share basic compared to $28,635,000 or $2.34 per share basic for the year ended Dec. 31, 2005, an increase of 28.3% and 27.8%, respectively.

For the three months ended Dec. 31, 2006 net income was $11,686,000 compared to $9,846,000 in 2005, an 18.7% increase. Earnings per basic share was 95 cents compared to 80 cents last year. Revenues for the three months ended Dec. 31, 2006 totaled $141,570,000 compared to $139,613,000 for the last three months of 2005.  Revenues in 2006 were $562,958,000 compared to $542,381,000 in 2005.  The fourth quarter income tax provision included a $4.2 million benefit relating to changed facts and circumstances related to federal and state tax positions.

Highlights in 2006 include the announcement of the proposed merger with National Health Realty, Inc., the settlement of the last liability claims related to a fire in 2003 at one of our health care centers, improved operating results in nursing and hospice care, acquisition of a 200 bed long-term care facility, and the completion of construction of 90 beds at existing centers.

NHC operates for itself and third parties 74 long-term health care centers with 9,245 beds. NHC also operates 30 homecare programs, six independent living centers and 22 assisted living centers. NHC’s other services include managed care specialty medical units, Alzheimer’s units, hospice, rehabilitative services and accounting and financial services. Additional information including the company's most recent press releases may be obtained on NHC's Web site at www.NHCcare.com.

Statements in this press release that are not historical facts are forward-looking statements. NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. The risks and uncertainties are detailed from time to time in reports filed by NHC with the S.E.C., including Forms 8-K, 10-Q and 10-K, and include, among others, the following:  liabilities and other claims asserted against us, including claims related to the 2003 fire and patient care liabilities, as well as the resolution of current litigation; availability of insurance and assets for indemnification; national and local economic conditions; including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries, the ability of third parties for whom we have guaranteed debt to refinance certain short term debt obligations; and other factors referenced or incorporated by reference in the S.E.C. filings.  The risks included here are not exhaustive.  All forward-looking statements represent NHC’s best judgment as of the date of this release.

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NHC Reports 28.3% Increase in Net Income

Condensed Statements of Income
(in thousands, except share and per share amounts)

	Three Months Ended		Year Ended
	December 31		December 31
Revenues:	2006	2005	2006	2005
Net patient revenues	125,726	$ 121,927	501,705	$ 476,596
Other revenues	15,844	17,686	61,253	65,785
Net revenues	$ 141,570	$ 139,613	$ 562,958	$ 542,381

Costs and Expenses:
Salaries, wages and benefits	$ 79,023	$ 70,831	$ 302,862	$ 285,488
Other operating	36,589	37,302	157,664	150,160
Write-off of notes receivable	-	-	(7,309)	1,000
Rent	9,502	10,814	40,310	42,049
Depreciation and amortization	3,700	4,262	14,172	15,463
Interest	219	336	980	1,531
Total costs and expenses	$ 129,033	$ 123,545	$ 508,679	$ 495,691

Income Before Income Taxes	12,537	16,068	54,279	46,690
Income Tax Provision	851	6,222	17,539	18,055

Net Income	$ 11,686	$ 9,846	$ 36,740	$ 28,635

Earnings Per Share:
Basic	$ 0.95	$ 0.80	$ 2.99	$ 2.34
Diluted	$ 0.91	$ 0.77	$ 2.85	$ 2.24

Weighted average common shares outstanding
Basic	12,330,732	12,245,395	12,294,730	12,240,423
Diluted	12,808,156	12,857,138	12,886,171	12,789,994

Dividends declared per share	$ 0.180	$ 0.150	$ 0.660	$ 0.575

Balance Sheet Data
(in thousands)	Dec. 31	Dec. 31
	2006	2005
Cash and marketable securities	$219,246	$202,301
Current assets	290,611	260,579
Total assets	471,477	410,625
Current liabilities	168,548	147,191
Long-term obligations	21,967	27,571
Deferred lease credit	6,058	6,154
Deferred revenue	25,762	25,465
Shareholders' equity	249,142	203,059

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NHC Reports 28.3% Increase in Net Income

Selected Operating Statistics

	Quarter Ended Dec. 31		Year Ended Dec. 31
	2006	2005	2006	2005
Per Diems:
Medicare	$ 353.28	$ 329.58	$ 330.74	$ 319.66
Medicaid	139.38	134.52	136.56	131.51
Private Pay and Other	192.55	191.73	192.12	193.68

Patient Days:
Medicare	94,809	87,210	371,415	346,317
Medicaid	285,973	292,894	1,147,582	1,158,078
Private Pay and Other	154,695	134,798	582,513	536,211
	535,477	514,902	2,101,510	2,040,606

Average Per Diem	$ 192.61	$ 182.53	$ 186.28	$ 179.77

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